UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 15, 2010

RTI BIOLOGICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888 not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

2010 Salaries and Bonus Targets. On February 15, 2010, the Compensation Committee of the Board of Directors of RTI Biologics, Inc. (the “Company”) approved 2010 salaries and a bonus plan (the “2010 Bonus Plan”) providing for the payment of cash bonuses based on the Company’s operating results for the 2010 calendar year. The 2010 Bonus Plan sets target bonus amounts and performance criteria for executive officers. The performance criteria include net income, operating cash flow, and revenues. As in the past, the Compensation Committee retains discretion to take other factors into account in determining bonuses and to award no bonuses even if performance criteria are met.

The table below sets forth the 2010 salaries and bonus targets (expressed as a percentage of salary) for the Company’s chief executive officer, principal financial officer and three most highly compensated executive officers other than the chief executive officer and principal financial officer:

Name	Office	2010 Salary	Bonus Target	Bonus Criteria
Brian K. Hutchison	Chairman, and Chief Executive Officer	$512,000	62%	Revenue 25%, Net Income 25% and Cash Flow 50%

Thomas F. Rose	Executive Vice President, Chief Financial Officer and Secretary	$305,000	50%	Revenue 25%, Net Income 25% and Cash Flow 50%

Roger W. Rose	Executive Vice President	$305,000	50%	Revenue 25%, Net Income 25% and Cash Flow 50%

Caroline Hartill	Vice President of Quality Assurance and Regulatory Affairs and Chief Scientific Officer	$305,000	50%	Revenue 25%, Net Income 25% and Cash Flow 50%

Karl H. Koschatzky	President of International Operations	$244,199	30%	Revenue 25%, Net Income 25% and Cash Flow 50%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI BIOLOGICS, INC.

Date: February 26, 2010	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Executive Vice President and Chief Financial Officer